Exhibit 99.3

ACCO Brands Corporation

Reconciliation of Net Loss to Adjusted Supplemental EBITDA from
Continuing Operations

(Unaudited)

(In millions of dollars)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	March 31,	June 30,	September 30,
	2008	2008	2008
Net loss	$(1.8)	$(46.7)	$(32.7)
Discontinued operations	(0.3)	40.9	17.7
Restructuring charges	5.6	1.6	4.8
Restructuring-related charges included in Cost of products sold	3.2	1.9	1.8
Restructuring-related charges included in Advertising, selling, general and administrative	2.4	(2.5)	(1.4)
Goodwill and asset impairment charges	—	14.1	11.3
Income tax impact of adjustments	(3.2)	(1.9)	11.1
Adjusted net income from continuing operations	5.9	7.4	12.6
Interest expense, net	16.1	15.8	16.8
Adjusted income tax expense	2.2	2.9	6.5
Depreciation (A)	8.5	8.0	8.7
Amortization of intangibles	1.9	2.0	1.8
Minority interest expense, net of taxes	—	0.4	0.2
Other (income) expense, net	(0.9)	2.4	0.5
Stock-based compensation expense	0.9	2.8	(0.3)
Adjusted supplemental EBITDA from continuing operations	$34.6	$41.7	$46.8

Adjusted supplemental EBITDA from continuing operations as a % of Net Sales	8.6%	10.1%	11.4%

(A)  Represents total depreciation less depreciation of $0.3 million, $0.4 million and $0.1 million for the three months ended March 31, 2008, June 30, 2008 and September 30, 2008, respectively, that have been included in restructuring-related costs, which are excluded from adjusted net income from continuing operations.

ACCO Brands Corporation

Reconciliation of Net Income (Loss) to Adjusted Supplemental EBITDA from Continuing Operations

(Unaudited)

(In millions of dollars)

	Three Months	Three Months	Three Months	Three Months	Year
	Ended	Ended	Ended	Ended	Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2007	2007	2007	2007	2007
Net income (loss)	$0.2	$4.5	$8.7	$(14.3)	$(0.9)
Discontinued operations	(0.3)	0.2	0.2	34.8	34.9
Prior period sales adjustment	1.7	—	(0.9)	—	0.8
Restructuring charges	0.7	2.4	11.3	6.6	21.0
Restructuring-related charges included in Cost of products sold	3.0	4.1	3.0	7.1	17.2
Restructuring-related charges included in Advertising, selling, general and administrative	3.8	4.6	4.6	3.3	16.3
Goodwill and asset impairment charges	—	—	—	2.3	2.3
Income tax impact of adjustments	(2.9)	(3.9)	(5.7)	(3.4)	(15.9)
Adjusted net income from continuing operations	6.2	11.9	21.2	36.4	75.7
Interest expense, net	14.9	16.0	16.5	16.7	64.1
Adjusted income tax expense	1.5	5.3	10.4	15.3	32.5
Depreciation (A)	7.4	7.5	8.1	7.4	30.4
Amortization of intangibles	2.0	2.0	2.0	1.9	7.9
Minority interest expense, net of taxes	0.1	0.2	0.2	0.1	0.6
Other (income) expense, net	0.2	(0.3)	(1.1)	0.5	(0.7)
Stock-based compensation expense	3.6	4.0	2.4	1.1	11.1
Adjusted supplemental EBITDA from continuing operations	$35.9	$46.6	$59.7	$79.4	$221.6

Adjusted supplemental EBITDA from continuing operations as a % of Net Sales	8.5%	10.6%	12.8%	15.7%	12.1%

(A)  Represents total depreciation less depreciation of $0.2 million, $0.2 million, $0.2 million and $0.7 million for the three months ended March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007, respectively, and $1.3 million for the twelve months ended December 31, 2007, that have been included in restructuring-related costs, which are excluded from adjusted net income from continuing operations.